Exhibit 99.1

Contact:   Sheila Davis, PR/IR Manager, 641-585-6803, sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS THIRD QUARTER
AND NINE MONTHS RESULTS
– $30 Million Stock Repurchase Program Announced and Dividend Declared –

        FOREST CITY, IOWA, June 16, 2005 – Winnebago Industries, Inc. (NYSE: WGO), the nation’s leading motor home manufacturer, today reported net income for the third quarter of fiscal 2005 of $17.6 million, compared to net income of $17.7 million for the third quarter of fiscal 2004. On a diluted per share basis, the Company earned 52 cents for the third quarter of fiscal 2005, compared to 51 cents for the third quarter last year. Net income in the third quarter of fiscal 2004 included a charge for a legal settlement, net of income tax effect, of $4.6 million, or 13 cents per diluted share.

        Revenues for the third quarter ended May 28, 2005 were $255.0 million, a decrease of 17.8 percent compared to revenues of $310.2 million for the third quarter of fiscal 2004.

        Net income for the first nine months of fiscal 2005 was $49.7 million, compared to $51.7 million for the first nine months of fiscal 2004. On a diluted per share basis, the Company earned $1.46 for the first nine months of fiscal 2005, compared to $1.48 for the first nine months of fiscal 2004.

        Revenues for the first nine months of fiscal 2005 were $760.5 million, a decrease of 8.5 percent compared to $831.2 million for the first nine months of fiscal 2004.

        “Third quarter results were negatively impacted by lower motor home deliveries, as well as lower production efficiencies caused by reduced factory production,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “Motor home deliveries for the quarter were lower due to lower retail demand and an industry-wide oversupply of motor homes. As a result, we reduced our production level during the third quarter to better correspond to demand. Additionally, a higher level of discounts was needed to move 2005 motor homes into the distribution channel prior to the new model year.”

        The Company’s sales order backlog was 1,523 units at May 28, 2005 compared to the backlog of 2,444 units at the third quarter of fiscal 2004. “As a result of a weaker backlog and industry-wide softness in the motor home market, we will continue to adjust our factory schedule as necessary to correspond to the demand for our products,” said Hertzke.

        “Winnebago Industries began production of the unique new Winnebago View and Itasca Navion Class C motor homes in March and began shipping them to dealers during the Company’s third quarter,” said Winnebago Industries’ President and CFO Ed Barker. “The View and Navion are the only motor homes in the industry to be built on the Dodge Sprinter 10,200-pound cutaway chassis with a Mercedes diesel engine. We continue to increase the production rate of these new motor homes and are beginning to fill the dealer channel. Initial response from our dealers on the new View and Navion has been very positive and they have been retailing very quickly after reaching the dealers’ lots.”

        Winnebago Industries is the top-selling motor home manufacturer in the United States. According to Statistical Surveys, Inc., an independent retail reporting service, Winnebago Industries leads the industry with 17.8 percent of the combined Class A and

C retail market for the first four months of calendar 2005 compared to 18.4 percent for the same period last year.

        During the third quarter ended May 28, 2005, Winnebago Industries completed the Company’s ninth stock repurchase program with the repurchase of 807,721 shares for an aggregate price of approximately $25 million. On a fiscal year to date basis, Winnebago Industries has repurchased 860,321 shares for an aggregate price of approximately $27 million.

        At a meeting held yesterday, Winnebago Industries’ Board of Directors authorized a tenth stock repurchase program, authorizing the purchase of outstanding shares of Winnebago Industries’ common stock for an aggregate price of up to $30 million.

        Winnebago Industries today also announced that the Board of Directors increased its quarterly cash dividend by 29 percent. In the meeting held yesterday, the Board declared a quarterly cash dividend of nine cents a share, payable on October 3, 2005 to shareholders of record as of September 2, 2005, an increase of 29 percent from the previous dividend of seven cents a share.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, June 16, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.winnebagoind.com or at www.shareholder.com/winnebago/medialist.cfm. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html.

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, a decline in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	5/28/2005	5/29/2004	5/28/2005	5/29/2004
Net revenues	$255,022	$310,186	$760,514	$831,152
Cost of goods sold	219,828	264,167	655,995	710,639

Gross profit	35,194	46,019	104,519	120,513

Operating expenses
Selling	4,302	4,756	13,420	13,778
General and administrative	4,537	13,187	15,892	24,964

Total operating expenses	8,839	17,943	29,312	38,742

Operating income	26,355	28,076	75,207	81,771
Financial income	761	366	1,894	952

Pre-tax income	27,116	28,442	77,101	82,723
Provision for taxes	9,536	10,738	27,406	31,072

Net income	$17,580	$17,704	$49,695	$51,651

Income per share*
Basic	$0.53	$0.52	$1.48	$1.50

Diluted	$0.52	$0.51	$1.46	$1.48

Number of shares used in
per share calculations*
Basic	33,289	33,963	35,528	34,396

Diluted	33,747	34,525	34,065	34,972

Certain prior period information has been reclassified to conform to the current year presentation.
*Adjusted for 2-for-1 stock split on March 5, 2004

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	May 28, 2005	Aug. 28, 2004
ASSETS
Current assets
Cash and cash equivalents	$10,302	$24,445
Short-term investments	104,027	51,100
Receivables	26,329	46,112
Inventories	130,318	130,733
Other	16,985	17,679

Total current assets	287,961	270,069
Property and equipment, net	63,066	63,995
Deferred income taxes	25,060	25,166
Investment in life insurance	21,850	22,863
Other assets	13,943	12,463

Total assets	$411,880	$394,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$37,287	$46,659
Income taxes payable	5,733	4,334
Accrued expenses	59,621	54,285

Total current liabilities	102,641	105,278
Post retirement health care and
deferred compensation benefits	87,486	87,403
Stockholders’ equity	221,753	201,875

Total liabilities and stockholders' equity	$411,880	$394,556

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Nine Months Ended
	5/28/2005	5/29/2004
Cash flows from operating activities:
Net income	$49,695	$51,651
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,434	7,173
Tax benefit of stock options	790	2,328
Other	803	617
Change in assets and liabilities:
Decrease in receivables and other assets	20,055	2,843
Decrease (increase) in inventories	415	(12,991)
Decrease (increase) in deferred income taxes	561	(5,483)
(Decrease) increase in accounts payable/accrued expenses	(4,036)	14,820
Increase in income taxes payable	1,399	7,714
(Decrease) increase in postretirement benefits	(759)	10,222

Net cash provided by operating activities	76,357	78,894

Cash flows (used in) provided by investing activities:
Purchases of property and equipment	(6,666)	(7,656)
Purchases of short-term investments	(196,424)	(123,281)
Proceeds from the sale of short-term investments	143,497	132,016
Other	(300)	(137)

Net cash (used in) provided by investing activities	(59,893)	942

Cash flows used in financing activities
and capital transactions:
Payments for purchase of common stock	(26,796)	(74,268)
Payment of cash dividends	(7,054)	(5,217)
Proceeds from issuance of common and treasury stock	3,243	4,524

Net cash used in financing activities and capital transactions	(30,607)	(74,961)

Net (decrease) increase in cash and cash equivalents	(14,143)	4,875

Cash and cash equivalents-beginning of period	24,445	9,272

Cash and cash equivalents-end of period	$10,302	$14,147

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Nine Months Ended
	5/28/2005	5/29/2004	5/28/2005	5/29/2004
Unit deliveries
Class A gas	1,058	1,378	3,501	3,988
Class A diesel	561	900	1,707	2,145
Class C	1,088	1,166	2,878	3,295

Total deliveries	2,707	3,444	8,086	9,428

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	5/28/2005	5/29/2004
Sales order backlog
Class A gas	566	1,100
Class A diesel	123	532
Class C	834	812

Total backlog*	1,523	2,444
Total approximate revenue dollars
(in thousands)	$116,500	$214,400

Dealer inventory	5,209	5,173

* The Company includes in its backlog all accepted orders from dealers shippable within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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